Exhibit 10.49
CHICO’S FAS, INC.
OFFICER SEVERANCE PLAN
Effective September 1, 2016

CHICO’S FAS, INC.
OFFICER SEVERANCE PLAN
Effective September 1, 2016
WHEREAS, Chico’s FAS, Inc. (“Sponsor”) maintains the Chico’s FAS, Inc. Executive Severance Plan (the “Executive Plan”) for the benefit of its eligible employees; and
WHEREAS, Chico’s FAS, Inc. also maintains the Chico’s FAS, Inc. Vice President Severance Plan (the “Vice President Plan”) for the benefit of its eligible employees; and
WHEREAS, Sponsor deems it necessary and desirable to amend and restate the Executive Plan and the Vice President Plan and, as part of such amendments and restatements, to merge the Executive Plan and Vice President Plan into a single plan to be hereinafter known as the Chico’s FAS, Inc. Officer Severance Plan (the “Plan”); and
WHEREAS, the amendments and restatements of the Executive Plan and the Vice President Plan into the Plan shall supersede the provisions of the Executive Plan and the Vice President Plan as in existence prior to the amendments and restatements of such plans;
NOW, THEREFORE, by virtue of the authority reserved to Sponsor by Section 7.01 of the Executive Plan and by Section 7.01 of the Vice President Plan, the Executive Plan and Vice President Plan are hereby amended and restated and merged into a single plan, to be hereinafter as the Chico’s FAS, Inc. Officer Severance Plan, effective September 1, 2016, as follows:

Article 1

PURPOSE AND TERM OF PLAN
Section 1.01     Purpose of the Plan. The Chico’s FAS, Inc. Officer Severance Plan (the “Plan”), as set forth herein, is intended to ease financial hardships which may be experienced by certain eligible officer employees of Chico’s FAS, Inc. (“Sponsor”) or of an Affiliate (as such term is hereinafter defined) whose employment is terminated involuntarily. Any benefit awarded under the Plan is intended to be a supplemental unemployment benefit. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” as those terms are defined in Section 3(2) of ERISA. Rather, the Plan is intended to constitute the type of arrangement identified as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, as further elaborated by regulations promulgated by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b), which is subject to ERISA. No Employee shall have a vested right to such Benefits. The Benefits paid by the Plan are not intended as deferred compensation; and it is intended that any benefit paid under the Plan be excluded from the benefit-generating or contribution-generating base of any tax-qualified or nonqualified deferred compensation plan or arrangement sponsored or maintained by Sponsor or Affiliate, unless the documents setting forth such plan or arrangement specifically state otherwise.
Section 1.02     Term of the Plan. The Plan shall be effective September 1, 2016, and shall apply to all Separations from Service occurring on and after September 1, 2016. On and after September 1, 2016, the provisions of the Executive Plan and the Vice President Plan, as in existence prior to September 1, 2016, shall be superseded by the provisions of the Plan. The Plan will continue until the Board, acting in its sole discretion, elects to amend, modify, or terminate the Plan.
ARTICLE 2

DEFINITIONS
Section 2.01     “Affiliate” means a wholly-owned subsidiary of Sponsor.
Section 2.02     “Annual Base Salary” means the current base salary or wages paid to Participant, on an annualized basis, as of the Employee’s Employment Termination Date. Base Salary shall not include performance, incentive or other bonuses; allowances; commissions; Sponsor or Affiliate contributions to Social Security; benefits payable under, or Sponsor or Affiliate contributions to, any retirement or other plan of deferred compensation; or the value of any fringe benefits provided by Sponsor or Affiliate.
Section 2.03     “Benefit” means the amount that a Participant is entitled to receive pursuant to Section 4.01 of the Plan.
Section 2.04     “Board” means the Board of Directors of Chico’s FAS, Inc.
Section 2.05     “Bonus” means the Chico’s FAS, Inc. Management Bonus Plan.

Section 2.06     “Change in Control” shall mean a “change in control” as such term is defined under Code Section 409A and Treasury Regulations promulgated thereunder, as may be amended from time to time, which definition is set forth in Appendix B.
Section 2.07     “Code” shall mean the Internal Revenue Code of 1986, as amended.
Section 2.08     “Disqualifying Event” means any reason for terminating an individual from employment with Sponsor or Affiliate which the Plan Administrator determines, in its sole and absolute discretion, would constitute grounds for denying payment of a Benefit under the Plan after termination. Such bases shall include, but shall not be limited to: (a) termination due to breach of trust, (a) termination due to unauthorized disclosure of proprietary information or trade secrets, or violation of any confidentiality or similar agreement signed by the Employee, (a) unauthorized disclosure of client or prospective client lists developed by Sponsor or Affiliate, (a) attempts to recruit an employee of Sponsor or Affiliate to the service of another, or to interfere with the relationship between Sponsor or Affiliate and any such employee, (a) publication or other utterance of disparaging remarks intended to have, or having, the effect of damaging the reputation of Sponsor or Affiliate or casting aspersions on the quality of services provided by Sponsor or Affiliate (other than testimony compelled by order of a court of other governmental body of competent jurisdiction), (a) acts of dishonesty, (a) engagement by Employee in criminal conduct or other serious misconduct that is likely to be harmful to the business or reputation of Sponsor or Affiliate, or (h) gross misconduct or willful violation of Sponsor or Affiliate policy.
Section 2.09     “Employee” means an individual eligible to participate in the Plan in accordance with section 3.01.
Section 2.10     “Employment Termination Date” means the date on which the employment relationship between the Employee and Sponsor or Affiliate is involuntarily terminated. An employment relationship shall be considered to be involuntarily terminated for the purposes of the Plan if, and only if, the termination is for one or more of the reasons identified in Section 3.02. In no event shall an Employee be considered to have involuntarily terminated their employment or to have experienced an Employment Termination Date for the purposes of the Plan if their employment with Sponsor or Affiliate is terminated due to (a) voluntary cessation of employment (with or without notice) other than for “Good Reason”, as defined in Section 3.02; (a) death; (a) any of the reasons specified in Section 2.08; or (a) the reorganization of Sponsor or Affiliate, merger or acquisition of Sponsor or Affiliate, sale of Sponsor or Affiliate, or the sale by Sponsor or Affiliate of any operating division, unit or other group as an ongoing business, either through a sale of stock or a sale of assets, where the Employee has been offered employment with the new employer, provided such offer of employment is on the same or similar terms and conditions as had been the Employee’s employment with Sponsor or Affiliate.
Section 2.11     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.12     “Named Fiduciary” means Sponsor and the Plan Administrator. Each Named Fiduciary shall have only those particular powers, duties, responsibilities and obligations as are specifically given such Named Fiduciary under the Plan. Any Named Fiduciary, if so appointed, may perform in more than one fiduciary capacity.
Section 2.13     “Participant” means any of the individuals described in Section 3.01.
Section 2.14     “Plan” means the Chico’s FAS, Inc. Officer Severance Plan.
Section 2.15     “Plan Administrator” means the individual appointed by Sponsor to administer the Plan, or, in the absence of any such appointment, Chico’s FAS, Inc.
Section 2.16     “Plan Year” means the period commencing each January 1 and ending on the following December 31.
Section 2.17     “Separation from Service” means a separation from service as such term is defined under Code Section 409A and Treasury Regulations promulgated thereunder.
Section 2.18     “Severance Period” means the period of time for which Benefits under Section 4.01(a) of the Plan are paid or payable.
Section 2.19     “Sponsor” means Chico’s FAS, Inc. The term “Sponsor” shall also include any successor to Chico’s FAS, Inc. if such successor adopts the Plan.
Section 2.20     “Terminated Employee” means a former Employee who has experienced a termination within the meaning of Section 2.10 that also constitutes a Separation from Service.
ARTICLE 3

PARTICIPATION
AND ELIGIBILITY FOR BENEFITS
Section 3.01     Plan Participants. The Chief Executive Officer of the Sponsor and all Vice Presidents, Group Vice Presidents, Executive Vice Presidents and Senior Vice Presidents of Sponsor or Affiliate shall be eligible to participate in the Plan and to receive Benefits under the Plan, provided that they meet all the requirements stated herein, as determined by the Plan Administrator on a case-by-case basis and, further provided, that such Chief Executive Officer of the Sponsor and all Vice Presidents, Group Vice Presidents, Executive Vice Presidents and Senior Vice Presidents of Sponsor or Affiliate are not already subject to an employment agreement or another arrangement with Sponsor or Affiliate that provides for severance benefits.
Sponsor reserves the right, in its discretion, to cover any additional positions or individuals under the Plan, under whatever terms and conditions that Sponsor shall elect.
Section 3.02     General Benefits Award Requirement. As a Terminated Employee, you shall not be eligible to receive a Benefit under the Plan unless:

(a)    Your position with Sponsor or Affiliate was eliminated by Sponsor or Affiliate; or
(b)    You were notified in writing by Sponsor or Affiliate, on or prior to your Employment Termination Date, that your job responsibilities have been materially changed, and that Sponsor or Affiliate has determined that you are not qualified to perform the responsibilities associated with the job subsequent to such change; or
(c)    You were notified by Sponsor or Affiliate, on or prior to your Employment Termination Date, that your job performance has been unsatisfactory, and your unsatisfactory job performance is not as a result of the occurrence of a disqualifying event within the meaning of Section 2.08; or
(d)    Where, except as provided in Section 2.10(d)), your employment was terminated at the time of or immediately preceding, and in any event in connection with, a reorganization of Sponsor or Affiliate, sale of Sponsor or Affiliate, or sale by Sponsor or Affiliate of any operating division, unit or other group; or
(e)    You terminate your employment with Sponsor or Affiliate for “Good Reason” within 150 days of the occurrence of a Good Reason Event, where “Good Reason” means your election to terminate employment with Sponsor as a result of the occurrence of one of the following events, each a “Good Reasons Event”: (1) Sponsor or an Affiliate materially changing your duties and responsibilities or demoting or reducing your authority; (2) solely with respect to a Participant whose place of employment with Sponsor or an Affiliate is at the corporate headquarters in Ft. Myers, Florida, or at the distribution center located in Winder, Georgia, Sponsor or an Affiliate changes your place of employment with Sponsor to a location that is more than fifty (50) miles from your place of employment with Sponsor immediately prior to such change; or (3) Sponsor or an Affiliate reduces your total direct compensation at target by more than thirty percent (30%), provided, you give written notice to Sponsor or Affiliate of the Good Reason Event within 90 days of the occurrence of such event and you give Sponsor or Affiliate 30 days after receipt of such notice to cure such Good Reason Event.
Section 3.03     Execution of a Separation Agreement. In order to be eligible to receive the Benefit under the Plan, you must execute a Separation Agreement, substantially in the form attached hereto as Appendix C.
ARTICLE 4

CALCULATION OF SEVERANCE BENEFIT
Section 4.01     Amount of Benefit. A Terminated Employee who has satisfied the requirements of Article 3, shall be entitled to receive the following benefits, as determined by the Plan Administrator:

(a)    Benefit Amount.
A Terminated Employee shall receive the amount set forth in Appendix A.
(b)    Bonus.
To the extent a Terminated Employee was participating in a bonus plan of Sponsor or Affiliate as of the Employee’s Employment Termination Date, the Terminated Employee shall be entitled to receive a bonus in the amount set forth in Appendix A. Except in the event of a Change in Control, the payment of the prorated bonus shall be made at the same time as other bonus payments are paid in the ordinary course under the Bonus Plan.
Notwithstanding the preceding, in the event of a Change in Control, Sponsor or Affiliate will pay the bonus to the Terminated Employee in the form of a cash lump sum payment and made in accordance with Section 5.01 of the Plan.
(c)    COBRA Benefits.
For each Terminated Employee who, upon such Employee’s Employment Termination Date, is enrolled in Sponsor or Affiliate’s Medical and Dental Insurance plans and, as a result is entitled to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Sponsor or Affiliate will pay to the Terminated Employee a cash lump sum amount equal to the aggregate COBRA healthcare plan premium costs over the Severance Period which the Terminated Employee may, but is not required to, use to offset COBRA costs, and shall be paid to the Terminated Employee regardless of whether the Terminated Employee elects COBRA, with payment of such lump sum amount to be made in accordance with Section 5.01 of the Plan.
(d)    Outplacement Assistance.
A Terminated Employee shall be entitled to receive such reasonable outplacement assistance during the Severance Period as shall be determined by Sponsor, in its sole discretion.

(e)    Sign-On Bonus and Relocation Benefits.
To the extent applicable, a Terminated Employee shall be released from any obligation to otherwise repay to Sponsor or an Affiliate any sign-on bonus or relocation benefit previously received from Sponsor or an Affiliate.
(f)    Tax Treatment.
Terminated Employees shall pay (and Sponsor or Affiliate shall be permitted to withhold) any and all federal, state and local taxes, if any, that are required by law to be paid with respect to the Amount of Benefits received.
(g)    Tax Adjustment Payment.

(1)
Tax Adjustment Payment. In the event that the Participant becomes entitled to Benefits or any other payment or benefit under this Plan, or under any other agreement with or plan of Sponsor or Affiliate (in the aggregate, the "Total Payments"), if all or any part of the Total Payments will be subject to the tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Total Payments shall be reduced (but not below zero) such that the value of the Total Payments shall be one dollar ($1) less than the maximum amount of payments which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code; provided, however, that the foregoing limitation shall not apply in the event that it is determined that the Total Payments on an after-tax basis (i.e., after payment of federal, state, and local income taxes, penalties, interest, and Excise Tax) if such limitation is not applied would exceed the after-tax benefits to the Participant if such limitation is applied. The Participant shall bear the expense of any and all Excise Taxes due on any payments that are deemed to be “excess parachute payments” under Section 280G of the Code.

(2)
Tax Computation. The determination of whether any of the Total Payments will be subject to the Excise Tax and the assumptions to be used in arriving at such determination, shall be made by a nationally recognized certified public accounting firm that does not serve as an accountant or auditor for any individual, entity or group effecting the Change in Control as designated by Sponsor (the “Accounting Firm”). The Accounting Firm will provide detailed supporting calculations to Sponsor and the Participant within fifteen (15) business days of the receipt of notice from the Participant or Sponsor requesting a calculation hereunder. All fees and expenses of the Accounting Firm will be paid by Sponsor.

Section 4.02     Reductions. The Benefit payable hereunder shall be reduced by any and all payments required to be made by Sponsor or Affiliate under federal, state and local law.
Section 4.03     Effect on At-Will Employment Relationship and on Other Benefits. Neither the Plan, nor any of its provisions, alters the at-will employment relationship between Employee and Sponsor or Affiliate. In addition, there shall not be drawn from the continued provision by Sponsor or Affiliate of any Benefit hereunder any implication of continued employment or of any continued right to accrue vacation days, paid holidays, paid sick days or other similar benefits normally associated with employment for any part of the period during or in respect of which a Benefit is payable under the Plan.
Section 4.04     Benefits as Consideration for Waivers, Covenants and Releases. The Benefit provided hereunder, where applicable, shall constitute consideration for the release that a Terminated Employee is required provide to Sponsor or Affiliate relating to prior employment by Sponsor or Affiliate. The Benefit provided hereunder, where applicable, shall also constitute consideration for any waiver by the terminated Employee, whether full or partial, and whether absolute or conditional, of any rights, claims, entitlement to relief or damages, or entitlement to seek imposition upon Sponsor or Affiliate of penalties, in connection with any contract, express or implied, or under any statute, regulation, rule, order, or similar promulgation by a governmental or quasi-governmental entity. In addition, the Benefit provided hereunder, where applicable, shall constitute consideration for any covenants or agreements contained in the Separation Agreement executed by the Terminated Employee in connection with this Plan.

ARTICLE 5

METHOD AND DURATION OF BENEFIT PAYMENTS
Section 5.01     Method of Payment. A Participant’s Benefit shall be paid in accordance with normal payroll practices, with the first payment commencing on the first payroll date occurring following the Participant’s execution and non-revocation of the Separation Agreement; provided, if the Participant’s Benefit constitutes deferred compensation under Code Section 409A, the Participant’s Benefit shall be paid in accordance with normal payroll practices, with the first payment commencing on the first payroll date occurring following the completion of a sixty (60) day period after the Participant’s Employment Termination Date, provided the Participant has executed and not revoked the Separation Agreement within such sixty (60) day period; otherwise, no benefits are payable to the Participant under the Plan. In no event shall interest be credited on the unpaid balance to which a Participant may become entitled. Payment shall be made by mailing to the last address provided by the Participant to Sponsor or Affiliate.
Notwithstanding the above to the contrary, in the event a Terminated Employee is a “specified employee” (as such term is defined in Section 409A(a)(a)(2)(B)(i) of the Code) as of the Terminated Employee’s Employment Termination Date and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of the Terminated Employee’s Separation from Service is necessary in order to prevent any accelerated or additional tax under Code Section 409A, any such payment or benefit due and payable to the Terminated Employee hereunder as a result of the Terminated Employee’s Severance from Service with Sponsor or Affiliate shall not be made before the date which is six (6) months after the Terminated Employee’s Employment Termination Date.
Further, notwithstanding the above to the contrary, in the event of a Change in Control, a Participant’s Benefit shall be paid in a lump sum.
Section 5.02     Cessation of Benefit Payments. A Participant shall cease to participate in the Plan, and all Benefit payments shall cease, upon the occurrence of the earliest of:
(a)    Completion of the payment to the Participant of the entitled Benefit under Section 4.01;
(b)    Termination by the Plan Administrator of the Terminated Employee’s right to be a Participant upon discovery of the occurrence of a disqualifying event within the meaning of Section 2.08, whether or not such discovery occurs before the Employment Termination Date; or
(c)    The violation by the Terminated Employee of any of the provisions of this Plan, of provisions contained in the Separation Agreement executed by the Terminated Employee, including, but not limited to, obligations with respect to trade secrets and confidential information, and covenants not to solicit Sponsor or Affiliate employees, clients and prospective clients and covenants not to perform same for clients and prospective clients.

ARTICLE 6

THE PLAN ADMINISTRATOR
Section 6.01     Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by Sponsor, to determine the eligibility of each Terminated Employee to participate in the Plan, to calculate the Benefit to be paid to each Terminated Employee who has been selected by Sponsor to receive a severance pay award pursuant to Section 3.03, and to determine the manner and time of payment of the Benefit. Sponsor or Affiliate shall make such payments as are certified to it by the Plan Administrator to be due to Participants.
The Plan Administrator shall have the full discretionary power and authority to construe, interpret and administer the Plan, to make Benefit eligibility determinations, to correct deficiencies in the Plan, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties, subject only to determinations by individuals appointed by the Board to review denied claims for Benefits.
Section 6.02     Records, Reporting and Disclosure. The Plan Administrator shall keep all individual and group records relating to Participants and all other records necessary for the proper operation of the Plan. Such records shall be made available to Sponsor or Affiliate and to each Participant for examination during business hours, except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that Sponsor or Affiliate, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security contributions, and other amounts which may be similarly reportable).
ARTICLE 7

AMENDMENT AND TERMINATION
Section 7.01     Amendment, Modification or Termination. The Board retains the right, at any time and from time to time, to amend, modify or terminate the Plan, including amendment or modification of any Appendices hereto, in whole or in part, for any reason, and without either the consent of or the prior notification to any Participant. Any such amendment may not cause the cessation and discontinuance of payments of a Benefit to any person or persons under the Plan. The Board shall have the right to delegate its authority and power hereunder, or any portion thereof, to any committee of the Board or to any committee of Sponsor, and the right to rescind any such delegation in whole or in part.

ARTICLE 8

DUTIES OF SPONSOR AND AFFILIATES
Section 8.01     Records. Sponsor and Affiliates shall supply to the Plan Administrator all records and information necessary to the performance of the Plan Administrator’s duties.
Section 8.02     Payment. Sponsor and Affiliates shall make payments from its general assets to Participants formerly in its employ in accordance with the terms of the Plan, as directed by the Plan Administrator.
ARTICLE 9

CLAIMS PROCEDURES
Section 9.01     Application for Benefits. If a Terminated Employee believes he or she is eligible to receive a Benefit under the Plan he or she may apply for such Benefit by completing and filing with the Plan Administrator an application for Benefits on a form supplied by the Plan Administrator. Before the date on which Benefit payments commence, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate.
Section 9.02     Appeals of Denied Claims for Benefits. In the event that a claim for a Benefit is denied in whole or in part, the Terminated Employee shall be notified of such denial in writing by the Plan Administrator. The notice advising of the denial shall specify the reason or reasons for denial, make specific reference to pertinent Plan provisions, describe any additional material or information necessary for the Terminated Employee to perfect the claim (explaining why such material or information is needed), and shall advise the Terminated Employee of the procedure for the appeal of such denial. All appeals shall be made by the following procedure:
(a)    The Terminated Employee shall file with the Plan Administrator a notice appealing the denial. Such notice shall be filed within sixty (60) days of notification by the Plan Administrator of the claim denial, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
(b)    A determination of an appealed claim shall be accompanied by a written statement as to the reason or reasons therefor. The determination so rendered shall be final and binding upon all parties.

ARTICLE 10

MISCELLANEOUS
Section 10.01     Nonalienation of Benefits.
(a)    Except as provided in Subsection (b) of this Section 10.01, none of the payments, Benefits or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, Benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any Benefit or any of the payments which he or she may expect to receive, contingently or otherwise, under the Plan.
(b)    Notwithstanding the provisions of Subsection (a) of this Section, any Benefit hereunder shall be subject to (1) offset by any claims of Sponsor or Affiliate against the Participant; (2) tax liens imposed thereon; and (3) the terms of any valid court order attaching thereto.
Section 10.02     Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
Section 10.03     Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.
Section 10.04     Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
Section 10.05     Gender and Number. Except where clearly indicated otherwise by context, the masculine form of any word shall include the feminine and the neuter, the feminine form shall include the masculine and the neuter, the singular form shall include the plural, and the plural form shall include the singular.
Section 10.06     Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of Sponsor or Affiliate which may be applied to the payment of a Benefit hereunder.

Section 10.07     Appendices. From time to time, Sponsor may elect to append provisions of limited duration to the Plan to govern what Sponsor determines to be special circumstances governing a substantial number of Employees. Each such Appendix, during the period stipulated therein, shall be deemed a part of the Plan. Except as otherwise stated in any such Appendix applicable to any Employee or Terminated Employee, the rights of such Employee or Terminated Employee as stated in such Appendix shall supersede the rights provided under the Plan, the Benefit provided under such Appendix shall be in lieu of comparable or stipulated Benefits provided under the Plan, and there shall be no duplication of Benefits.
Section 10.08     Lost Payees. A Benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom a Benefit is otherwise due.
Section 10.09     Controlling Law. The Plan shall be construed and enforced according to federal law. In the absence of applicable federal law as to any issue, such issue shall be resolved in accordance with the laws of the State of Florida.
Section 10.10     409A Compliance. Notwithstanding any Plan provisions herein to the contrary and, to the extent applicable, the Plan shall be interpreted, construed and administered (including with respect to any amendment, modification or termination of the Plan) in such a manner so as to comply with the provisions of Code Section 409A and any related Internal Revenue Service guidance promulgated thereunder. Each payment, including each installment payment, made under the Plan shall be designated as a “separate payment” within the meaning of Code Section 409A. As such, and to the extent applicable and permissible under Code Section 409A, each such “separate payment” shall be made in a manner so as to satisfy Code Section 409A and Treasury Regulations promulgated thereunder, including the provisions which exempt certain compensation from Code Section 409A, including but not limited to Treasury Regulations Section 1.409A-1(b)(4) regarding payments made within the applicable 2 ½ month period and Section 1.409A-1(b)(9)(iii) regarding payments made only upon an involuntary separation from service.
IN WITNESS WHEREOF, and as evidence of the adoption of the Plan, Chico’s FAS, Inc. has caused the same to be executed by its duly authorized officers and its corporate seal to be affixed hereto this 29th day of August, 2016.

CHICO’S FAS, INC.

By: /s/ Kristin L. Oliver
Its: Chief Human Resources Officer

APPENDIX A
Benefit Amount and Bonus Payable under Sections 4.01(a) and 4.01(b) other than with respect to a Terminated Employee whose Employment Termination Date occurs within twenty-four (24) months following a Change in Control:
A Terminated Employee shall receive the following cash severance Benefit Amount:

Terminated Employee	Benefit Amount
Chief Executive Officer	24 Months of Annual Base Salary
Executive Vice President	12 Months of Annual Base Salary
Senior Vice President, Group Vice President	12 Months of Annual Base Salary
Vice President	6 Months of Annual Base Salary
A Terminated Employee shall receive the Bonus, prorated based on actual fiscal year performance results and the percentage of the plan year the Terminated Employee was employed, that would have been payable to such Terminated Employee had the Terminated Employee not terminated employment with Sponsor or Affiliate.
Benefit Amount and Bonus Payable under Sections 4.01(a) and 4.01(b) with respect to a Terminated Employee whose Employment Termination Date occurs within twenty-four (24) months following a Change in Control:
Notwithstanding (and in lieu of) the preceding, in the event a Terminated Employee’s Employment Termination Date occurs within twenty-four (24) months following a Change in Control of Sponsor, the Terminated Employee shall receive the following combined Benefit Amount and Bonus in a single lump sum payment:

Terminated Employee	Amount
Chief Executive Officer	24 Months of Annual Base Salary plus Bonus at Target
Executive Vice President	18 Months of Annual Base Salary plus Bonus at Target
Senior Vice President, Group Vice President	12 Months of Annual Base Salary plus Bonus at Target
Vice President	12 Months of Annual Base Salary plus Bonus at Target

A-1

APPENDIX B
CHANGE IN CONTROL DEFINITION
Change in Control. Change in Control means either a “Change in Ownership,” a “Change in Effective Control,” or a “Change in Ownership of a Substantial Portion of Assets,” as defined below:
“Change in Ownership”: A Change in Ownership of Sponsor occurs on the date that any one person, or more than one Person Acting as a Group (as defined below), acquires ownership of stock of Sponsor that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Sponsor. However, if any one person or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of Sponsor, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of Sponsor (or to cause a Change in Effective Control of Sponsor). An increase in the percentage of stock owned by any one person, or Persons Acting as a Group, as a result of a transaction in which Sponsor acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of Sponsor (or issuance of stock of Sponsor) and stock in Sponsor remains outstanding after the transaction.
Persons Acting as a Group: Persons will not be considered to be acting as a group solely because they (i) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (ii) purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with Sponsor. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
“Change in Effective Control”: A Change in Effective Control of Sponsor occurs on the date that either –
(i)    Any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Sponsor possessing 30% or more of the total voting power of the stock of Sponsor; or
(ii)    a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

B-1

A Change in Effective Control will have occurred only if the Participant is employed by Sponsor or Affiliate upon the date of the Change in Effective Control or Sponsor is liable for the payment of the benefits hereunder and no other corporation is a majority shareholder of Sponsor. Further, in the absence of an event described in paragraph (i) or (ii), a Change in Effective Control of Sponsor will not have occurred.
Acquisition of additional control: If any one person, or more than one Person Acting as a Group, is considered to effectively control Sponsor, the acquisition of additional control of Sponsor by the same person or persons is not considered to cause a Change in Effective Control of Sponsor (or to cause a Change in Ownership of Sponsor).
"Change in Ownership of a Substantial Portion of Assets": A Change in Ownership of a Substantial Portion of Assets occurs on the date that any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Sponsor that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Sponsor immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Sponsor, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
Transfers to a related person: There is no Change in Control when there is a transfer to an entity that is controlled by the shareholders of Sponsor immediately after the transfer. A transfer of assets by Sponsor is not treated as a Change of Ownership of a Substantial Portion of Assets if the assets are transferred to –
(i)    A shareholder of Sponsor (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii)    An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Sponsor;
(iii)    A person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Sponsor; or
(iv)    An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).
A person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which Sponsor has no ownership interest before the transaction, but which is a majority-owned subsidiary of Sponsor after the transaction is not treated as a Change in Ownership of a Substantial Portion of Assets of Sponsor.

B-2

APPENDIX C
CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE
This Confidential Separation Agreement and Release (this “Agreement and Release”) sets forth the parties’ agreement relating to the separation of employment of ____________ (“Employee”) from Chico’s FAS, Inc. or an Affiliate (“Company”). The effective date of Employee’s termination of employment from Company will be _______________ (the “Employment Termination Date”). All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Chico’s FAS, Inc. Officer Severance Plan (the “Plan”). The terms of the Agreement are as follows:
GENERAL RELEASE.
In consideration of the mutual promises made herein and the exchange of valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee hereby agree as follows:
1.     Severance. In exchange for Employee’s entering into this Separation Agreement and Release, Company will pay Employee the benefits pursuant to and subject to the terms of the Plan (the “Severance Benefits”).
2.     Release. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned Employee, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Company officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Employee’s employment with the Company or any Affiliate and the termination of Employee’s employment.
The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims under common law including wrongful or retaliatory discharge, breach of contract, claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 and 1991, the National Labor Relations Act (“NLRA”), the Age Discrimination in Employment Act (“ADEA”), the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, and any other federal, state, or local statute or regulation regarding discrimination in employment or the termination of employment, and any other federal or state statute or regulation for non-payment of wages, bonuses, commissions or other compensation, and for libel, slander, assault, battery, tort or any other theory under the common law of any state.

Updated 2/2/17    C-1

This also includes a release by Employee of any claims based upon public policy or related matters, breach of the implied covenant of good faith and fair dealing, implied or express employment contracts and/or estoppel, breach of contract, and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Employee’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Employee signs this General Release. The foregoing release does not cover any right to indemnification that may exist under any agreement of Company regardless of when any claim is filed.
Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to (a) file a charge or complaint with or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information and (b) exercise the Employee’s rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees. Employee does, however, waive Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf, except for any rights Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency. Employee represents and warrants that Employee has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.
Employee agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Employee may bring a claim under the ADEA or the OWBPA to challenge this General Release. If Employee violates this General Release by suing Releasees, other than under the ADEA or the OWBPA, Employee shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Employee’s waiver of claims under ADEA or the OWBPA is invalid or unenforceable, it being the interest of the parties that such claims are waived.
Employee and Company agree and confirm that no reference herein to any specific claim or statute is intended to limit the scope of this Separation Agreement and Release.
3.     Non-Admission. The Parties also mutually understand and agree that this Separation Agreement and Release does not constitute any admission of fault, responsibility or liability on the part of Company, its Affiliates, divisions, directors, officers, employees, volunteers, registered members or agents, or Employee. Employee agrees and acknowledges that Company has denied, and continues to deny and will deny all allegations of any wrongdoing relating to Employee’s employment, termination of that employment with Company, and any claim that Company has committed any wrongful or discriminatory act.

Updated 2/2/17    C-2

4.     Restrictive Covenants.
a.    Confidential Information: Non-Disclosure. Employee acknowledges that the business of Company is highly competitive and that Company has provided and will provide Employee with access to Confidential Information relating to the business of Company. “Confidential Information” means and includes Company’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to Company’s relationship with that customer); pricing strategies and price curves; plans and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by Company in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Company in maintaining their competitive position.
Employee agrees that Employee will not, at any time after Employee’s Employment Termination Date make any unauthorized disclosure of any Confidential Information of Company, or make any use thereof.
b.    Non-Competition Obligations. Employee acknowledges that Company provided Employee with access to Confidential Information. Employee’s non-competition obligations are ancillary to Company’s agreement to provide severance pay under the Plan and disclosure of Confidential Information to Employee. In order to protect the Confidential Information described above, and in consideration for Employee’s receiving access to this Confidential Information and right to severance benefits under the Plan, Employee agrees to the following non-competition provision:

Updated 2/2/17    C-3

During the twelve (12) month period [six (6) month period for Vice Presidents] [twenty-four (24) month period in the case of the Chief Executive Officer of Sponsor] following Employee’s Employment Termination Date, Employee will not, directly or indirectly, perform any job, task, function, skill, or responsibility for a Competing Business that Employee has provided for Company in the 12-month period preceding the Employee’s Termination Date. For purposes herein, a Competing Business shall mean any direct competitor of Company, which, in general, means a specialty retailer of: (i) better women’s intimate apparel, sleepwear and bath and body products; or (ii) better women’s apparel whose target customers are 30 years of age or older and have an annual household income of $75,000 or more. Competing Business includes, but is not limited to: __________________.
Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information Company has provided to Employee.
Employee agrees that this provision defining the scope of activities constituting competition with Company is narrow and reasonable for the following reasons: (i) Employee is free to seek employment with companies other than the Competing Businesses named above; and (ii) there are many companies other than the Competing Businesses. Thus, this restriction on Employee’s ability to compete does not prevent Employee from using and offering the skills that Employee possessed prior to receiving Confidential Information, specialized training, and knowledge from Company.
c.    Non-Solicitation of Employees. During the twenty-four (24) month period following the Employee’s Employment Termination Date for any reason, Employee will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of Company whom Employee had contact with, knowledge of, or association with in the course of employment with Company to terminate his or her employment, and will not assist any other person or entity in such a solicitation.
5.     Representations Regarding Company Property and Knowledge of Wrongdoing. Employee represents that Employee has returned or will return on or immediately after the Employment Termination Date all Company property in Employee’s possession including all computer-related equipment, keys, credit cards, telephone calling cards, building identification cards, and files/diskettes relating to Company and its clients. Employee further represents that he/she has no knowledge or suspicion of any illegal or unethical conduct or other wrongdoing by an officer, director, employee or agent of Company which he/she has not reported previously to Company.
6.     Non Disparagement. Employee agrees that Employee will not, directly or indirectly, disparage Company, or its successors, corporate affiliates, assigns, officers, directors, shareholders, attorneys, employees, agents, trustees, representatives, or insurers. Such prohibited disparagement shall include communicating or disclosing any information or communications to anyone or entity which is intended to or has the effect of having any negative impact on the Company, its business or reputation in the marketplace or otherwise.

Updated 2/2/17    C-4

7.     Entire Agreement; No Other Promises. Except as to any continuing obligation of Company and Employee under any Restrictive Covenant Agreement or employee benefit plans, the parties hereto hereby acknowledge and represent that this Separation Agreement and Release contains the entire agreement between Employee and Company, and it supersedes and takes priority over any other written or oral understanding or contract that may have existed in the past between Employee and Company or any of its current or former affiliates. If Employee has signed a Restrictive Covenant Agreement (“RCA”), and there is any conflict between this Agreement and Release and the RCA, the terms most favorable to Company govern. Employee further acknowledges and represents that neither Company nor any of its agents, representatives or employees have made any promise, representation or warranty whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof other than as set forth herein, to induce Employee to execute this Agreement and Release, and Employee acknowledges that Employee has not executed this Agreement and Release in reliance on any such promise, representation or warranty. Employee understands and further acknowledges and agrees that following the Termination Date, Company will no longer need Employee’s services and that Company will not have any obligations to Employee following that date except as provided in any Company employee benefit plan and this Agreement and Release.
8.     OWBPA and Effective Date. Employee has until twenty-one (21) days from today’s date to consider whether to accept this Separation Agreement and Release, although Employee may accept it at any time within twenty-one (21) days. Employee is advised to consult with an attorney about this Separation Agreement and Release. To accept the Separation Agreement and Release, Employee must sign it after today’s date, but before the twenty-one (21) days has expired, and return it to the attention of: Company, Chico’s FAS, Inc., 11215 Metro Parkway, Ft. Myers, FL 33966 c/o (________). Once Employee has accepted this Separation Agreement and Release, Employee will have seven (7) days in which to revoke acceptance. To revoke, Employee must send a written statement of revocation by registered mail, return receipt requested, to Company, Chico’s FAS, Inc., 11215 Metro Parkway, Ft. Myers, FL 33966, c/o (____________). If Employee does not revoke, the eighth (8th) day after Employee’s date of acceptance will be the effective date of this Separation Agreement and Release (the “Effective Date”). Subject to the terms of the Plan, payment of severance benefits will commence on the first payroll date following Employee’s execution and non-revocation of the Separation Agreement and Release.
Please note that if Employee does not return the signed and dated Separation Agreement and Release to Company c/o (________) by midnight on the date the twenty-one (21) days has expired, the offer to pay benefits under the Plan will be automatically withdrawn.
9.     Confidentiality. This Separation Agreement and Release and individual terms set forth herein are confidential. Employee represents that Employee will not disclose or cause to permit to be disclosed, disseminated, or publicized any allegations concerning Employee’s employment separation, the terms of this Separation Agreement and Release, or the fact that Employee received monies under this Separation Agreement and Release, to any person, corporation, government agency, or other entity other than Employee’s legal counsel, immediate family members, or tax advisors, except as required by lawful subpoena or court order.

Updated 2/2/17    C-5

10.     Breach. In the event that Employee breaches any of Employee’s obligations under the Plan or this Separation Agreement and Release, payments under the Plan shall cease.
11.     Enforcement/Severability. This Separation Agreement and Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Florida, without regard to its choice of law provisions. If any term or condition of this Agreement and Release shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, this Agreement and Release shall be construed without such term or condition.
12.     Amendment. This Separation Agreement and Release may not be amended or modified in any way, except pursuant to a written instrument signed by both parties.
13.     Knowing and Voluntary Release. Employee expressly acknowledges and agrees that Employee’s waiver of rights under this Separation Agreement and Release is knowing and voluntary; that Employee is signing this Separation Agreement and Release of Employee’s own free will and not because of any threats or duress; Employee acknowledges Employee received a copy of this Agreement and Release on ____________; Employee acknowledges Employee is hereby given a period of 21 days to review and consider this Separation Agreement and Release before signing and returning it; and that Employee has read and understands the terms of this Agreement and has voluntarily accepted these terms for the purpose of making a full and final compromise, settlement and adjustment of any and all claims, disputed or otherwise, on account of the termination of Employee’s relationship with Company and for the express purpose of precluding forever any further claims arising out of such relationship or its termination as set forth above.
HAVING READ AND UNDERSTOOD THE RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS SEPARATION AGREEMENT AND RELEASE, THE PARTIES HERETO HAVE EXECUTED THIS SEPARATION AGREEMENT AND RELEASE AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.
______________________________
[Name]
Dated: _______________________

Chico’s FAS, Inc.
By: ___________________________
[Name]
Dated: _________________________

Updated 2/2/17    C-6